EXHIBIT 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), entered into as of _________, 2013, by and between National Holdings Corporation, a Delaware corporation (the “Parent”), Gilman Ciocia, Inc. (“Gilman”), a wholly owned subsidiary of the Parent and Michael P. Ryan (the “Executive”).

W I T N E S S E T H:

WHEREAS, Gilman desires to employ the Executive as its President and Chief Executive Officer upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Executive is willing to accept such employment upon such terms;

WHEREAS, Gilman has entered into Service Agreements with Abel Southeast, Inc. and Abel HRO Services, Inc. (“Abel”) for Abel to provide professional employment organization services to Gilman and Abel and Gilman are co-employers over Gilman’s employees with Abel acting as the administrative co-employer.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           EMPLOYMENT AND DUTIES

1.1.           Term of Employment.  The Executive’s employment under this Agreement shall commence as of ______, 20131 (the “Effective Date”) and shall continue until September 30, 2015 (such period being herein referred to as the “Term”). At the end of the Term, the Parent and Executive shall negotiate in good faith the terms of Executive’s employment with the Parent and/or Gilman.

1 Date of closing of Merger.

1.2.           General.

1.2.1.           During the Term, the Executive shall have the title of Chief Executive Officer and President of Gilman and Executive Vice President of the Parent, which shall be deemed to be a senior management position of the Parent reporting to the Chief Executive Officer of the Parent.

1.2.2.           The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board of Directors of the Parent (“Board”).  The Executive's responsibilities shall include, among other things, to render executive, policy, operations and other management services to the Parent and Gilman of the type customarily provided by persons situated in similar executive and management capacities, including but not limited to running the operations of Gilman.

1.2.3.           The Executive shall serve the Parent and Gilman loyally, faithfully and to the best of the Employee’s abilities and shall devote the Employee’s full working time and efforts to the performance of the Employee’s duties hereunder.  The Executive shall not engage in any business activity that interferes with the performance of the Executive’s obligations under this Agreement and, specifically, shall not engage in any business similar to the Parent’s business as defined in the Parent’s then most recently filed Form 10-K, 10-Q or 8-K apart from the Employee’s employment hereunder during the Term.

1.2.4.           The Executive acknowledges that Abel and Gilman are co-employers over Gilman’s employees with Abel acting as the administrative co-employer.

1.2.5.           The Parent hereby irrevocably and unconditionally guarantees the performance of all obligations of Gilman pursuant to this Agreement.

1.3.           Reimbursement of Expenses.  Gilman shall pay to the Executive the reasonable expenses incurred by him in the performance of his duties hereunder, in accordance with current practice, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, Gilman shall promptly reimburse him for such payments, provided that the Executive properly accounts for such expenses in accordance with Gilman’s policy.

1.4.           Consideration.  In consideration for the Executive’s execution of this Agreement, Gilman agrees that the Executive shall become employed by Gilman as set forth in this Agreement, the Executive shall be permitted access to Gilman’s confidential information and shall be eligible to receive post-Term severance payments as set forth in this Agreement (subject to his compliance with Sections 7 and 8 of this Agreement).  The Executive understands, acknowledges and agrees that the Executive would not receive the consideration specified in this Section 1.4, except for the Executive’s execution of this Agreement and the fulfillment of the promises contained herein.

2.           COMPENSATION

2.1.            Base Salary.  During the Term, the Executive shall be entitled to receive a base salary at a rate of Three Hundred Sixty Thousand Dollars ($360,000) per annum (“Base Salary”) during the Term, which Base Salary shall be payable in arrears in equal installments not less frequently than on a bi-weekly basis in accordance with the payroll practices of Gilman. The Base Salary may be increased by the recommendation of the Compensation Committee of the Board of Directors of the Parent (the “Board”) and as approved by the majority vote of the entire Board.

2.2.           Bonus.  The Executive will be paid a bonus with respect to each fiscal year (the “Bonus”) at such time and in such amount as determined by the Compensation Committee of the Board, but not later than one hundred twenty (120) days after the due date of the Parent’s 10-K for such fiscal year, and not later than the March 15th  following such fiscal year.

2.3           Initial Option Grant. On the Effective Date, the Parent shall grant to Executive non-qualified options to purchase up to 300,000 shares of common stock of the Parent (the “Options”) pursuant to a stock option plan of the Parent in effect at the time of grant (the “Plan”). To the extent the Plan is not covered by an effective registration statement on Form S-8, the Parent shall exert commercially reasonable efforts to cause the Plan to be covered by an effective registration statement on Form S-8. The Options shall vest according to the following vesting schedule: (i) 100,000 shall vest immediately upon grant (the “First Tranche”), (ii) 100,000 shall vest on the first anniversary of the Effective Date (the “Second Tranche”), and (iii) the remaining 100,000 shall vest on the second anniversary of the Effective Date (the “Final Tranche”). The First Tranche of Options shall be exercisable at $0.50 per share, the Second Tranche of Options shall be exercisable at $0.70 per share and the Final Tranche of Options shall be exercisable at $0.90 per share, in each case subject to adjustment for stock splits, dividends, recapitalizations and the like and the Options shall expire on September 30, 2020. The terms of the Options shall otherwise be subject to the Parent’s standard option agreement for other senior management employees and the Plan.

2.5.           Additional Compensation.  In addition to the Base Salary and the Bonus, the Executive shall be entitled to receive such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded him by the Board during or in respect of his employment hereunder.  The Base Salary, the Bonus and such other compensation may be increased by the recommendation of the Compensation Committee  of the Board and as approved by the majority vote of the entire Board.

3.           PLACE OF PERFORMANCE

In connection with his employment by Gilman, the Executive shall be based in Fort Lauderdale, Florida, subject to the mutual agreement of the Executive and Parent to relocate him to another office of the Parent.

4.           EMPLOYEE BENEFITS

4.1.           Benefit Plans.  The Executive shall, during the Term, be included to the extent eligible thereunder in all employee benefit plans, programs or arrangements of general application (including, without limitation, any plans, programs or arrangements providing for retirement benefits, options and other equity-based incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by Parent, for, or made available to, their respective senior executives (“Benefits”).  During the Term, the Benefits described in this paragraph 4 may only be reduced as a result of a general reduction for all senior executives of Parent.

4.2.           Vacation.  The Executive shall be entitled to not less than four (4) weeks vacation at full pay for each year during the Term.  Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of Gilman.

4.3.           Car Allowance. The Executive shall be entitled to a car allowance of $1,000 per month for the duration of the Term.

5.           TERMINATION OF EMPLOYMENT

5.1.           General.  The Executive’s employment under this Agreement may be terminated with or without cause only on the following circumstances:

5.1.1.           Death.  The Executive’s employment under this Agreement shall terminate upon his death.

5.1.2.           Disability.  If, as a result of the Executive’s Disability (as defined below), the Executive shall have been absent from his duties under this Agreement for ninety (90) consecutive days, or for an aggregate of one hundred twenty (120) days during any 360 consecutive day period, Gilman may terminate the Executive’s employment upon fifteen (15) days prior written notice following the last day of such ninety (90) day or one hundred twenty (120) day period; provided that the Executive has not returned to full time performance of his duties during such fifteen (15) day period.  For purposes hereof, “Disability” shall mean that the Executive is unable to perform his normal and customary duties hereunder as a result of physical or mental incapacity, illness or disability.

5.1.3           Cause.  Gilman may terminate the Executive’s employment under this Agreement for Cause.  Termination for “Cause” shall mean termination of the Executive’s employment because of the occurrence of any of the following as determined by the Board after an in person hearing to determine if Cause exists.  The Executive shall have the opportunity to appear at the hearing with counsel to testify and to present evidence to the Board.

(i)           the failure or refusal by the Executive to substantially perform his obligations under this Agreement or any directive of the Board which is not inconsistent with the terms of this Agreement, or any material breach of this Agreement by the Executive (other than any such failure resulting from the Executive’s Disability); provided, however, that Gilman shall have provided the Executive with written notice that such actions are occurring and the Executive has been afforded a reasonable opportunity of at least ten (10) days to cure same, or

(ii)           the indictment of the Executive for a felony or other crime involving moral turpitude or dishonesty, or the conviction of the Executive or the plea of nolo contendere by the Executive to a misdemeanor (other than traffic infractions); or

(iii)           a material breach of Section 7 or Section 8 hereof or a breach of any representation contained in this Agreement by the Executive; or

(iv)           a breach of fiduciary duty involving personal profit; or

(v)           an  act of dishonesty in connection with his employment with Gilman; or

(vi)           the Executive’s possession or use of illicit drugs, a prohibited substance or alcohol, to the extent that in the reasonable determination of the Board it impairs his ability to perform his duties and responsibilities; or

(vii)           the Executive having committed acts or omissions constituting gross negligence or willful misconduct (including theft, fraud, embezzlement, and securities law violations) which is injurious to the Parent or Gilman, monetarily; or.

(viii)   If at any time the Parent’s securities are listed on a stock exchange or Nasdaq Stock Market, the Executive having committed any material violation of, or material noncompliance with, any securities law, rule or regulation or stock exchange or Nasdaq Stock Market regulation rule relating to or affecting the Parent;

(ix)   The Executive’s material failure or refusal to honestly provide a certificate in support of the chief executive officer’s and/or principal executive officer’s certification required under the Sarbanes-Oxley Act of 2002, or any other filings under the federal securities laws including the rules and regulations promulgated thereunder.

            5.1.4.           Termination by the Executive for Good Reason.  The Executive may terminate this Agreement for Good Reason (as defined below) by delivering to the Board written Notice of Termination within fifteen (15) days following the event which constitutes such Good Reason, to be effective on the tenth (10th) day following the date of such Notice of Termination.   “Good Reason” means that, without the express written consent of the Executive, the occurrence of any of the following events occurs:  (i) there is any material reduction or diminution (except temporarily during any period of disability) in the Executive’s authority, duties or responsibilities with the Parent or Gilman; (ii) the Executive no longer reports to the Parent’s Chief Executive Officer, or (iii) there is a material breach by the Parent or Gilman of any material provision of this Agreement, including a reduction in the Base Salary or the relocation of the Executive’s principal place of employment from Fort Lauderdale, in either case, without the Executive’s consent)  and, in any such case, within 90 days following the occurrence of an event described in (i), (ii) or (iii) the Executive notifies the Parent and Gilman that such event has occurred and Parent or Gilman, as applicable, fails to cure the event (and the Executive does not waive the Parent’s or Gilman’s failure to cure the event) within thirty (30) days after its receipt of such notice.

5.2.           Notice of Termination.  Any termination of the Executive’s employment by Gilman or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

5.3.           Date of Termination.   The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to subsection 5.1.2 above, fifteen (15) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such fifteen (15)-day period), (c) if the Executive’s employment is terminated pursuant to subsection 5.1.3 above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, if any, (d) if the Executive’s employment is terminated pursuant to subsection 5.1.4 above, the date specified in the written Notice, and (e) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given.

5.4           Compensation Upon Termination.

5.4.1           Termination for Cause.  If prior to the expiration of the Term, the Executive’s employment shall be terminated by Gilman for Cause or the Executive terminates this Agreement without Good Reason, Gilman shall pay the Executive his Base Salary (but no Bonus for the current fiscal year) through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination and the Parent or Gilman shall have no further obligation with respect to this Agreement.  In addition, the Executive shall be entitled to any Bonus earned but not yet paid for a prior fiscal year.

5.4.2           Termination Without Cause

(a) Subject to the provisions of subsections 5.4.3 and 5.4.4 hereof, if the Executive’s employment hereunder is terminated Without Cause, Gilman shall pay to the Executive (i) his Base Salary through the Date of Termination, at the rate in effect at the time Notice of Termination is given, (ii) expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the Date of Termination, (iii) an amount equal to 100% of his Base Salary, at the rate in effect at the time Notice of Termination is given, and (iv) any Bonus earned but not yet paid for a prior fiscal year in accordance with Section 2.2 (such payments in each of (i) through (iv), collectively the “Severance”).

(b) In the case of termination Without Cause, during the period beginning on the Date of Termination and ending on the first anniversary of the Date of Termination (the “Severance Period”), the Executive shall be entitled to continue to participate in all employee benefit plans that Parent provides (and continues to provide) generally to its senior executives except for any bonus plans.

(c) “Without Cause” under this Section 5.4.2 shall mean termination of this Agreement by Gilman that is without Cause, termination due to the death or disability of the Executive; termination by the Executive with Good Reason; the expiration of the Term without having entered into an employment agreement with Parent and/or Gilman, upon terms substantially similar to this Agreement; and termination as a result of Change of Control.

(d) “Change of Control” shall be deemed to have occurred when, whether or not initiated or solicited by Parent, Gilman or by the Executive, by tender offer, merger, acquisition or similar means, any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Executive, or Parent or any subsidiary or any affiliate of Parent or any employee benefit plan sponsored or maintained by Parent or any subsidiary of Parent (including any trustee of such plan acting as trustee), becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act) of securities of Parent representing 50% or more of the combined voting power of Parent’s then outstanding securities, or there is a sale of substantially all of Parent’s assets (meaning more than 50% of the assets are sold).

5.4.3.          Death During Severance Period.  In the event of the Executive’s death during the Severance Period, payments of Base Salary under this Section 5.4 and payments under Parent’s employee benefit plan(s) shall continue to be made in accordance with their terms during the remainder of the Severance Period to the beneficiary designated in writing for such purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

5.4.4           Payments and Benefits During Severance Period.

(a) Except as provided in Subsection (b), the cash amounts payable under Section 5.4.2, 5.4.3 and 5.4.4 shall be paid in equal monthly installments during the Severance Period.

(b) If the Executive is a “specified employee” within the meaning of section 409A of the Internal Revenue Code of 1986, as amended, as of his Date of Termination (as determined in accordance with the methodology established by Gilman as in effect on the Date of Termination), then to the extent that cash payments and benefits under Sections 5.4.2, 5.4.3 or 5.4.4  (other than benefits described in Subsection (c)) during the Applicable Period would exceed the Applicable Amount, such payments shall be paid to the Executive in a single sum on the first business day following the end of the Applicable Period.

(c) The “Applicable Period” is the period beginning on the Executive’s Date of Termination and ending on the first date that is six (6) months after the Executive’s Date of Termination.

(d) The “Applicable Amount” is the amount equal to two times the lesser of: (1) the sum of the Executive’s annualized compensation from Gilman based upon the annual rate of pay for services provided hereunder for the taxable year of the Executive preceding the taxable year of the Executive’s Date of Termination (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not terminated employment); or (2) the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year of the Executive’s Date of Termination.

6.             INSURABILITY; RIGHT TO INSURE

During the continuance of the Executive’s employment hereunder, Parent shall have the right to maintain key man life insurance in its own name covering the Executive’s life in such amount as shall be determined by Parent, for a term ending on the termination or expiration of this Agreement.  The Executive shall use his reasonable best efforts to assist Parent in procuring of such insurance by submitting to the required medical examinations, if any, and by filling out, executing and delivering truthful applications and other instruments in writing as may be reasonably required by an insurance company or companies to which application or applications for insurance may be made by or for Parent.

7.	PROPRIETARY INFORMATION; CONFIDENTIALITY; NON-COMPETITION; NONSOLICITATION

7.1.           The term “Proprietary Information” means information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to or required by Gilman, and which has any commercial or economic value, actual or potential, in Gilman’s business, and includes, without limitation, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, source code; object code, master works, master databases, algorithms, flow charts, formulae, circuits, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, vendors, costs, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost, financial statements or other financial data concerning any of the foregoing or Gilman and its operations generally.  The Executive understands that the provision of his employment creates a relationship of confidence and trust between him and Gilman with respect to Gilman and the Proprietary Information of Gilman and its customers which may be learned by the Executive during the period of the Executive’s employment.

7.2           The Executive acknowledges and agrees that all Proprietary Information and all patents, copyrights, trade secret rights, rights with respect to mask works and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of Gilman.  To the extent that, for any reason, such Proprietary Information or rights may not vest in Gilman, the Executive hereby sells, transfers, conveys and assigns to Gilman any such rights or rights he may have or acquire in such Proprietary Information.  At all times, both during the Term and thereafter, the Executive will keep in strict confidence and trust and will not use or disclose any Proprietary Information or anything relating to it to any other person, whether or not for reasons of gain, without the written consent of Gilman, except as may be necessary in the ordinary course of performing his duties to Gilman.  The Executive will defend Gilman against all claims, actions, suits, or other proceedings against Gilman arising out of or resulting from breach of this Section 7, and shall indemnify and hold Gilman harmless from and against all judgments, losses, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys’ fees and attorneys’ disbursements) arising out of or incurred in connection with all such claims, actions, suits or other proceedings.

7.3           In the event of the termination of the Executive’s employment, whether by Gilman or the Executive, for any reason, the Executive shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to the Executive by Gilman or produced by the Executive or others in connection with the Executive’s employment immediately as and when requested by Gilman.

7.4           During the Term of this Agreement and for a period of two (2) years thereafter (whether or not this Agreement has been terminated by Gilman or the Executive for any reason prior to the expiration of the Term), the Executive will not, either directly or through others:

(a)           solicit, cause to be solicited, or attempt to solicit any employee, independent contractor, consultant or customer or client of Gilman to terminate his relationship with Gilman in order to become an employee, consultant, independent contractor, customer or client to or for any other person or entity, or otherwise encourage or solicit any employee, consultant, independent contractor, customer or client of Gilman to leave Gilman for any reason or to devote less than all of any such employee’s efforts to the affairs of Gilman; or

(b)           take any action which constitutes an interference with or a disruption of any of the business activities of Gilman.

7.5           During the Term of this Agreement and for a period of one (1) year thereafter (whether or not this Agreement has been terminated by Gilman or the Executive for any reason prior to the expiration of the Term), the Executive will not, either directly or through others:  engage, directly or indirectly, or have an interest, directly or indirectly, anywhere in the United States of America or any other geographic area where Gilman does business or in which its products or services are marketed, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder (except with respect to the Executive's employment by Gilman), or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or substantially similar to the businesses engaged in by Gilman during the Term of this Agreement (it being understood hereby, that the ownership by the Employee of five percent (5%) or less of the stock of any company listed on a national securities exchange shall not be deemed a violation of this Section 7.5).

7.6           At no time during the Term, or thereafter shall the Executive directly or indirectly, disparage the commercial, business or financial reputation of Parent or Gilman;

7.7           The Executive represents that his performance of services hereunder will not breach any agreement or obligation to keep in confidence Proprietary Information acquired by him in confidence or in trust prior to the Executive’s provision of services hereunder.  The Executive has not entered into, and the Executive agrees that he will not enter into, any agreement either written or oral in conflict with this Agreement or in conflict with his employment hereunder.

7.8           During the Executive’s employment hereunder, the Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom the Executive has an obligation of confidentiality, and the Executive will not bring onto the premises of Gilman any unpublished documents or any property belonging to any former employer or any other person to whom the Executive has an obligation of confidentiality unless expressly authorized in writing by that former employer or person.  The Executive will use in the performance of his services only information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Gilman.

7.9           In the event that the Executive is no longer employed by Gilman, he hereby consents to the notification of any new employer of his rights and obligations under this Agreement.

7.10          Without intending to limit the remedies available to Gilman, including damages for breach of contract, the Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to Gilman, or its affiliates or subsidiaries, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat Gilman shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7.  The Executive hereby acknowledges and agrees that the type and periods of restrictions imposed in this Section 7 are fair and reasonable and are reasonably required for the protection of Gilman’s confidential information and the goodwill associated with the business of Gilman.  Further, the Executive acknowledges and agrees that the restrictions imposed in this Section 7 will not prevent his from obtaining suitable employment after his employment with the Executive ceases or from earning a livelihood.  If for any reason it is held that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section as will render such restrictions valid and enforceable.

8.             EXECUTIVE’S COOPERATION

During the Term and thereafter, the Executive shall cooperate with Gilman in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by Gilman (including, without limitation, the Executive being available to Gilman upon reasonable notice for interviews and factual investigations, appearing at Gilman’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to Gilman all pertinent information and turning over to Gilman all relevant documents which are or may come into the Executive’s possession, all at times and on schedules that are reasonably consistent with the Executive’s other permitted activities and commitments).  In the event Gilman requires the Executive’s cooperation in accordance with this section after the termination of the Term, Gilman shall reimburse the Executive for all of his reasonable costs and expenses incurred, in connection therewith, plus pay the Executive a reasonable amount per day for his time spent.

9.           RIGHTS OF INDEMNIFICATION

Gilman shall indemnify the Executive to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts (including without limitation, judgments, fines, settlement payments, expenses and attorney’s fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or the acting by the Executive as a director, officer or employee of Gilman, or any other person or enterprise at Gilman’s request.

10.           MISCELLANEOUS

10.1.         Notices.  All notices or communications hereunder shall be in writing, addressed as follows:

To the Parent:	National Holdings Corporation 120 Broadway, 27th Floor New York, NY 10271 Attn: Chief Executive Officer

To Gilman:	Gilman Ciocia, Inc. 11 Raymond Avenue Poughkeepsie, NY 12603 Attn: Chief Executive Officer

To the Executive:	Michael P. Ryan 347 North New River Drive East Apartment 1401 Fort Lauderdale, FL 33301

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice is mailed.

10.2.           Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement, including the provisions of Section 7, is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.3.           Binding Effect; Benefits.  Executive may not delegate his duties or assign his rights hereunder.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

10.4           Entire Agreement.  This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between the Parent, Gilman and the Executive. At the Effective Time, that certain Employment Agreement between Gilman and Executive dated as of August 20, 2007, as amended, is hereby terminated. This Agreement may be amended at any time by mutual written agreement of the parties hereto.  In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of Gilman or Parent, this Agreement shall control.

10.5           Warranty.  The Executive hereby represents and warrants as follows: (i) that the execution of this Agreement and the discharge of the Executive’s obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between the Executive and any other party or parties; and (ii) the Executive’s resume which was provided to Gilman by the Executive and other statements made about the Executive’s employment history to Gilman by the Executive are true, accurate and complete in all material respects.

10.6           Withholding.  The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under Parent’s employee benefit plans, if any.

10.7           Governing Law; Consent to Personal Jurisdiction.

(a) This Agreement shall be deemed to have been made and delivered in Poughkeepsie New York and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York.

(b) At Parent or Gilman’s option, any dispute or controversy under this Agreement shall be determined: in an arbitration proceeding before three (3) arbitrators at the AAA; or in a lawsuit in Broward County, Florida.  The award in any arbitration hereunder shall be final, and judgment upon the award rendered may be entered in any court, state or Federal, having jurisdiction and the parties hereby submit to the jurisdiction of any such court for the purpose of such arbitration and the entering of such judgment.

(c) The venue of the arbitration or the Supreme Court action shall be Broward County, Florida.

(d) The prevailing party in any arbitration or lawsuit shall recover from the other party all costs and disbursements of the arbitration or lawsuit, including reasonable legal fees.

(e)  The parties further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding, and agree that service of process upon either such party may be made in accordance with Section 10.1 of this Agreement and shall be deemed in every respect effective service of process upon such party, in any such suit, action or proceeding.

10.8          Execution in Counterparts.  This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.  A photocopy or electronic facsimile of this Agreement or of any signature hereon shall be deemed an original for all purposes.

10.9          Survival.  The provisions of Sections 7 and 8 of this Agreement shall survive the termination of this Agreement.

IN WITNESS WHEREOF, Parent and Gilman has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of the day and year first above written:

NATIONAL HOLDINGS CORPORATION
By:
Name:
Title:

GILMAN CIOCIA, INC.

By:
Name:
Title:

EXECUTIVE:

Michael P. Ryan